UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

InterDigital Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

InterDigital Communications Corporation

781 Third Avenue

King of Prussia, PA 19406

Supplement to Proxy Statement

May 4, 2005

Dear Shareholders:

Yesterday, InterDigital Communications Corporation announced a change in leadership that we believe will enable the Company to move confidently into the future and build on its recent successes. Mr. William J. Merritt, who has led the Company’s patents and licensing group since 2001, has been appointed InterDigital’s President and Chief Executive Officer, effective immediately. Additionally, Mr. Merritt has been appointed to InterDigital’s Board of Directors, to serve for a term expiring at the 2006 Annual Meeting of Shareholders. Mr. Merritt, a member of InterDigital’s executive team, succeeds Howard E. Goldberg.

Most recently, Mr. Merritt has served as President of InterDigital Technology Corporation and General Patent Counsel. Mr. Merritt is a seasoned executive who brings a wealth of industry and business experience as well as an intimate knowledge of the InterDigital organization and our business model to his new role. Mr. Merritt has demonstrated great creativity and business savvy in advancing InterDigital’s licensing program and technology solutions. I am extremely confident in Mr. Merritt’s ability to continue to build value for our shareholders. We look forward to a smooth transition.

Sincerely,

Harry G. Campagna

Harry G. Campagna

Chairman of the Board